TRANSACT TECHNOLOGIES REPORTS
FOURTH QUARTER AND FULL YEAR 2006 RESULTS
Wallingford, CT, March 12, 2007 — TransAct Technologies Incorporated (Nasdaq: TACT), a leading producer of market specific printers for transaction-based industries worldwide, today announced financial results for the full year and three months ended December 31, 2006.
Revenues for the year ended December 31, 2006 were $64.3 million, a 26% increase compared to $51.1 million in the same period a year ago. The Company earned net income for the full year 2006 of $3.9 million, compared to $0.4 million in 2005. Earnings per share for 2006 were $0.40 per diluted share, compared to $0.04 per diluted share in 2005.
Revenues for the fourth quarter of 2006 were $15.7 million, a 26% increase compared to $12.5 million in the same period a year ago. The Company earned net income for the fourth quarter of 2006 of $1.0 million, compared to a net loss of $0.7 million in the same period of 2005. Earnings per share for the three months ended December 31, 2006 were $0.10 per diluted share compared to a net loss of $0.08 per diluted share in the same period a year ago. During the fourth quarter of 2006, the Company benefited from the reversal of approximately $479,000 of accrued restructuring expenses due to the early termination of the lease agreement for the Company’s Wallingford, CT facility.
Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, “2006 was a record sales year for TransAct. The initiatives we launched and partnerships we put in place across our sales units last year translated into both revenue and market share growth in 2006. We experienced year-over-year growth in all three of our sales units. Specifically in Gaming and Lottery, despite operating in a weak domestic gaming market, we had a record sales year. Domestic casino printer sales grew by 42% and international casino printer sales grew by 34%. Most importantly, we achieved these results by growing market share, which will benefit the Company in future years once the new upgrade cycle for server-based gaming begins. We also benefited from our strong relationship with GTECH, where sales of lottery printers grew by 65% compared to 2005. Sales from our TransAct Services Group also reached a record level, even with the declining sales of replacement parts for our legacy impact printers. The additional sales people we added to this group along with our service center in Las Vegas have started to drive incremental revenue. And finally, our POS and Banking sales increased by 3% compared to 2005, despite the decline in sales of our legacy impact printers. Overall, 2006 was a very good year for TransAct.”

Mr. Shuldman continued, “We have made significant progress in positioning our business for future growth. On the product front, we launched the Epic 430™ printer for the off-premise gaming and kiosk markets, and POWEROLL™, a specialized two-sided true color thermal paper we introduced to the US market. On the sales side, we continued our international expansion into the growing Asian casino market while also having IGT approve the use of our Epic 950™ printer in all their gaming platforms. We also extended our relationship with Eurocoin, TransAct’s exclusive distributor and service agent for the gaming and casino market in Europe and Africa, and signed a five-year contract extension with GTECH. In our TransAct Services Group, we signed an agreement with a leading national supply chain to sell inkjet cartridges. These are just a few examples of our many accomplishments in 2006.”
Operations and Finance
Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, “The higher sales volume we achieved in 2006, combined with a more favorable sales mix and the costs savings we achieved from increased sourcing of component parts for our printers in Asia, contributed to improved gross margin and operating margin. Gross margin reached 34.8% in 2006 compared to 30.5% in 2005. Operating margin for 2006 improved to 9.5% compared to 0.4% in 2005. Our balance sheet remains strong and we ended the quarter with $3.4 million of cash and no debt.”
Mr. DeMartino continued, “Under our $10 million stock repurchase program, we purchased 204,000 shares for approximately $1.8 million during the fourth quarter of 2006. This brings total shares purchased to date under the buyback plan to 801,300, for a total of approximately $6.5 million, at an average price of $8.10 per share.”
Looking Forward
Mr. Shuldman continued, “While we achieved record sales in 2006, we have a cautious outlook for 2007 — not based on our business initiatives or market position, but on overall market conditions. In the gaming business, we are starting to see a slowdown in new orders as we believe casinos are slowing their purchases of new slot machines in anticipation of the expected upgrade cycle for server-based gaming. We faced a similar situation a few years ago, immediately prior to the upgrade cycle for ticket-in, ticket-out (TITO) slot machines. In addition, we are also concerned about pending privatization transactions for casinos, as such transactions could cause casinos to slow purchases of new slot machines. However, once the market environment improves, we believe that TransAct, because of its premier patented printer technologies combined with its strong sales relationship with JCM, is positioned to gain additional market share and achieve sales growth. We are also cognizant of the current slowing economy, which could have a negative impact on our POS and Banking business. However, we believe that the POS market holds considerable growth potential for TransAct, so we plan on devoting significantly more resources for research and development of new products for this market in 2007. In our lottery business, we expect lower sales to GTECH in the first quarter of 2007 compared to the prior year due to the timing of orders. However, we believe that sales to GTECH will begin to ramp during the remainder of 2007. And finally, we expect the TransAct Services Group, which has been a growth business for us over the last two years, will continue its upward sales trend in 2007 as our sales initiatives continue to take hold and the installed printer base continues to expand.”

Mr. Shuldman concluded, “We have made great strides to position our Company for growth. Although the macro environment in all of our markets is unclear right now, we still remain optimistic regarding the long-term growth opportunity for TransAct, and our results in 2006 demonstrate the progress we have made. On balance, although early 2007 order rates imply a slowdown during the first quarter of 2007 from recent growth rates, we anticipate stronger sales growth during the remaining quarters of 2007.”
Investor Conference Call / Webcast Details
TransAct will review detailed fourth quarter and full year 2006 results and during a conference call today at 5:00PM ET. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00PM ET on Monday, March 12 through midnight ET on Monday, March 19 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 232106. Investors can also access the conference call via a live webcast on the Company’s Web site at www.transact-tech.com. A replay of the call will be archived on that Website for one week.
About TransAct Technologies Incorporated
TransAct Technologies Incorporated (Nasdaq:TACT) is the leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include gaming, lottery, banking and hospitality. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Wallingford, CT. For more information on TransAct, visit www.transact-tech.com or call 203.859.6800.
Contacts:
Steven DeMartino, Chief Financial Officer, 203-859-6810
or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group
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Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of lawsuits between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(In thousands, except per share amounts)	2006	2005	2006	2005
Net sales	$15,713	$12,499	$64,328	$51,091
Cost of sales	10,219	9,416	41,963	35,501

Gross profit	5,494	3,083	22,365	15,590

Operating expenses:
Engineering, design and product development	673	619	2,824	2,726
Selling and marketing	2,008	1,796	6,892	6,319
General and administrative	1,769	1,743	7,040	6,321
Restructuring	(479)	—	(479)	—

	3,971	4,158	16,277	15,366

Operating income (loss)	1,523	(1,075)	6,088	224

Interest and other income (expense):
Interest, net	42	14	104	73
Other, net	(22)	10	(159)	32

	20	24	(55)	105

Income (loss) before income taxes	1,543	(1,051)	6,033	329
Income tax provision (benefit)	560	(324)	2,117	(48)

Net income (loss)	$983	$(727)	$3,916	$377

Net income (loss) per common share:
Basic	$0.10	$(0.08)	$0.41	$0.04
Diluted	$0.10	$(0.08)	$0.40	$0.04
Shares used in per share calculation:
Basic	9,546	9,603	9,577	9,849
Diluted	9,783	9,603	9,870	10,163
SUPPLEMENTAL INFORMATION — SALES BY SALES UNIT:

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Point of sale and banking	$4,140	$3,757	$16,858	$16,410
Gaming and lottery	8,394	6,303	34,677	23,634
TransAct services group	3,179	2,439	12,793	11,047

Total net sales	$15,713	$12,499	$64,328	$51,091

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(In thousands)	2006	2005
Assets:
Current assets:
Cash and cash equivalents	$3,436	$4,579
Receivables, net	11,422	8,359
Inventories	7,567	6,036
Refundable income taxes	42	295
Deferred tax assets	2,167	2,735
Other current assets	552	258

Total current assets	25,186	22,262

Fixed assets, net	5,938	4,510
Goodwill, net	1,469	1,469
Deferred tax assets	542	557
Intangibles and other assets	571	534

	8,520	7,070

Total assets	$33,706	$29,332

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,997	$2,859
Accrued liabilities	4,047	3,198
Accrued restructuring	315	420
Deferred revenue	389	410

Total current liabilities	8,748	6,887

Accrued restructuring, net of current portion	—	773
Deferred revenue, net of current portion	508	270
Accrued warranty, net of current portion	160	145

	668	1,188

Total liabilities	9,416	8,075

Shareholders’ equity:
Common stock	104	102
Additional paid-in capital	19,105	17,497
Retained earnings	11,405	7,489
Accumulated other comprehensive income	168	36
Treasury stock	(6,492)	(3,867)

Total shareholders’ equity	24,290	21,257

	$33,706	$29,332